Exhibit 10.2
FIRST AMENDMENT TO
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT
WHEREAS, effective March 1 2006 (“Effective Date”), Rurban Financial Corporation (“RFC”), an Ohio business corporation having a principal place of business at 401 Clinton Street, Defiance, Ohio, and Kenneth A. Joyce, individually (“Executive”) entered into a Supplemental Executive Retirement Plan (“Plan”);
WHEREAS, RFC and the Executive (collectively, the “Parties”) want to amend the Plan to clarify certain of its provisions;
WHEREAS, the Plan may be amended by mutual agreement of the Parties;
NOW, THEREFORE, effective March 1, 2006, the Parties agree to the following amendments:
1.	Section 4 of the Plan is amended to read, in its entirety, as follows:
     4. DEFINITION OF ANNUAL DIRECT SALARY. For purposes of this Agreement, Annual Direct Salary shall be defined as the Executive’s annualized base salary based on the highest base salary rate in effect for any pay period ending with or within the 36-consecutive-calendar-month period ending on or immediately before the date on which it is being calculated. Annual Direct Salary will be determined without including any employee or fringe benefits, bonuses, incentives or other compensation (other than base salary) paid or earned during the calculation period.
2.	New Section 34 is added to the Plan to read, in its entirety, as follows:
     34. REGULATORY LIMITATIONS. Notwithstanding anything to the contrary contained herein, the Executive acknowledges and agrees that any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with the provisions of 12 U.S.C. § 1828(k) and Part 359 of the FDIC’s regulations (12 C.F.R. Part 359), which provisions contain certain prohibitions and limitations on the making of “golden parachute” and certain indemnification payments by FDIC-insured institutions and their holding companies. In the event any payments to the Executive pursuant to this Agreement are prohibited or limited by the provisions of such statute and/or regulation: (a) the Corporation will use its commercially reasonable efforts to obtain the consent of the appropriate regulatory authorities to the payment by the Corporation to the Executive of the maximum amount that is permitted (up to the amount payable under the terms of this Agreement); and (b) the Executive shall be entitled to elect to receive benefits under either (i) this Agreement (subject to the limitations described herein) or (ii) any generally applicable Corporation severance pay and/or salary continuation plan that may be in effect at the time of the Executive’s termination.
     IN WITNESS WHEREOF, the Parties, hereto, intending to be legally bound hereby, have caused this amendment to be duly executed in their respective names and, in the case of the

Corporation, by its authorized representatives on the day and year above mentioned.

ATTEST		RURBAN FINANCIAL CORP.

/s/ Melanie Resendez		By:	/s/ Steven VanDemark, Chairman

Date:	5/16/06	Date:	5/16/06

WITNESS		EXECUTIVE

/s/ Melanie Resendez		/s/ Kenneth A. Joyce

Kenneth A. Joyce

Date:	5/14/06	Date:	5/14/06